EXHIBIT 99

Citizens Community Federal
	P.O. Box 218	Altoona, Wisconsin 54720	715.836.9994	Fax 715.830.4086

FOR IMMEDIATE RELEASE
CONTACT: John Zettler, Chief Financial Officer Telephone: (715) 836-9994 x109

Citizens Community Bancorp Set to Complete Second-Step Conversion; (Upon completion of conversion, Citizens Community Bancorp to change name to Citizens Community
Bancorp, Inc. and trade under the ticker symbol "CZWI")

             Eau Claire, Wisconsin - (October 27, 2006) - Citizens Community Bancorp, the holding company for Citizens Community Federal (the "Bank"), announced today that the Bank anticipates completing its conversion from the mutual holding company form of organization to the stock form of organization (the "second-step conversion") on or about October 31, 2006. Upon completion of the second-step conversion, Citizens Community Bancorp will change its name to Citizens Community Bancorp, Inc.

             On October 26, 2006, Citizens Community Bancorp's Plan of Conversion and Reorganization was approved by both current Shareholder's and the Bank's members at a Special Meeting that was held at a branch of the Bank in Chippewa Falls, Wisconsin.

             Trading is expected to begin on the Nasdaq Global Market on or about November 1, 2006 under the symbol "CZWI."

             A total of 5,290,000 shares of common stock will be sold in the stock offering at the price of $10.00 per share. In addition, a total of approximately 1,826,519 shares will be issued to existing minority shareholders of Citizens Community Bancorp, Inc., which represents an exchange ratio of 1.91067. Total shares outstanding after the stock offering and the exchange will be approximately 7,116,519 shares.

             Keefe, Bruyette & Woods, Inc. is serving as financial advisor to Citizens Community Bancorp. Silver, Freedman & Taff, L.L.P. of Washington, D.C. is acting as legal counsel to Citizens Community Bancorp.

             Citizens Community Bancorp, Inc. is headquartered in Eau Claire, Wisconsin and operates Citizens Community Federal with twelve banking centers serving parts of Wisconsin, Minnesota and Michigan. For more information regarding the Bank's products and services, please visit www.citizenscommunityfederal.net.

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